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                                                                    Exhibit 99.1


                      Verdict Rendered in IIG Litigation

BELLEVUE, Wash., Feb. 1 /PRNewswire-FirstCall/ -- SAFLINK Corporation (OTC Bulletin Board: SFLK) announced today that after a nine-day trial in California
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Superior Court for the County of Los Angeles, a jury rendered a verdict against the Company in a case brought by International Interest Group, Inc. The Company believes there are sufficient grounds to support an order for a new trial or a judgment notwithstanding the verdict reducing or eliminating the punitive damages award. The Company will file motions for a new trial and/or judgment notwithstanding the verdict and intends to vigorously pursue its rights. There can be no assurance that the court will rule favorably with respect to any motion filed by the Company or that the Company will be successful in having the verdict set aside. About SAFLINK

SAFLINK Corporation, based in Bellevue, Washington, brings "The Power of Biometric Authentication(TM)" solutions to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, to protect business and personal information, and to replace passwords and PINs in order to safeguard and simplify access to electronic systems and enable new online services for customers. Further information is available through the Company's web site at www.saflink.com.

Note: "SAFaccess," "The Power of Biometric Authentication" and "SAFLINK" are trademarks of SAFLINK Corporation. All brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

This release contains information about management's view of the Company's future plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's financial condition, the technological capabilities of its products and services, and its ability to sell its products, as well as other factors that are discussed in the Company's 424(b)(3) Prospectus filed with the SEC December 14, 2001 and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

CONTACT: Glenn Argenbright, Chief Executive Officer of SAFLINK Corporation, +1-425-278-1100, or gargenbright@saflink.com.